Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED OCTOBER 19, 2010 TO PROSPECTUS DATED AUGUST 13, 2010

SEPTEMBER 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	September 2010	Year to Date	9/30/10	9/30/10

Series A-1	9.83%	26.01%	$7,830,866	$1,331.82
Series A-2	9.93%	27.48%	$2,285,676	$1,416.78
Series B-1	11.47%	22.24%	$6,105,613	$1,067.95
Series B-2	11.65%	24.09%	$3,811,817	$1,100.58

*	All performance is reported net of fees and expenses

Fund results for September 2010:

The Fund’s allocation to global equities proved successful in September as equities moved sharply higher. While investor sentiment remained muted, indices in the U.S. broke out to the upside as the combined effects of excellent technology earnings and elevated M&A activity drove the Nasdaq index 13.1% higher. News that the Federal Reserve has its finger on the trigger of a second round of quantitative easing also put a floor under the market as the resulting U.S. dollar weakness made investing in U.S. shares more cost effective. European equities also responded positively, ignoring lingering sovereign debt concerns, ongoing strikes, and disappointing German retail sales and factory orders. Short positions in the Dow Jones Eurostoxx (+5.0%), France’s Cac-40 (+6.4%) and Spain’s Ibex (+2.5%) experienced losses as rising exports led to improving executive and consumer confidence. Long positions in Korea’s Kospi index (+7.4%) performed well amid upward revisions in the country’s current account surplus.

Long positions in short-term interest rate products yielded negative returns as the majority of these markets finished the month on the downside. The long-term upward trend in Canadian 3-month bank acceptance and Australian 90-day bank bill futures reversed, resulting in losses for the Fund’s short rates allocation. The selloff in Canada was attributed to the Bank of Canada raising rates by 25 basis points for the third time since June, along with a better than expected rebound in Canadian employment and household spending. Australian short rates sold off dramatically in response to employers adding more jobs than forecast and the RBA stating that rate increases are likely if the economy continues to expand at its trend pace. In the U.S., 3 month Eurodollar futures bucked the global trend, trading higher as better than expected economic data was overshadowed by statements that the Federal Reserve is prepared to implement a second wave of unconventional monetary easing.

The Fund’s allocation to currency markets experienced strong gains in volatile action during September amid profound dollar weakness. Negative dollar statements by the Federal Reserve served as a catalyst for extreme currency market moves worldwide. The Australian dollar led the way, advancing over 9.0% and approaching parity with the U.S. dollar as interest rate differential prospects for the pair widened. Japanese authorities surprised the world with a unilateral intervention on September 15th designed to defend the viability of their export market. However, by month-end, the yen had regained most of the single day 3.0% loss amid doubts surrounding the Bank of Japan’s ability to see the plan through. Long positions in the Swiss franc (+3.5%) yielded returns for the Fund as investors perceived a safe haven play with the yen and dollar in tumult. Emerging market currencies also performed well as the South African rand (+6.0%), Brazilian real (+3.7%), and Korean won (+4.8%) gained due to surging equity markets attracting capital.

The Fund yielded strong results from its allocation to the metals markets in September as investors sought safety from the devaluation of fiat currencies and exposure to alternative assets. Gold spent the latter half of the month making a new all-time high on a daily basis as the dollar collapsed to a seven-month low. Long positions in December gold (+4.7%) and silver (+12.2%) benefitted with gold surging to over $1,300 per ounce and silver breeching a 30-year high. Long positions in base metals performed well as positive early month manufacturing readings in the U.S. and China sent copper futures higher. London copper added 8.5% amid falling inventories while aluminum and nickel posted gains of 14.7% and 12.4%, respectively.

December gold futures marched higher in September, adding another 4.7%, establishing a new all-time high above $1,300 per ounce. As a result, the Fund’s perpetual long gold position produced solid returns as investors continued to seek a safe haven from the devaluation of fiat currencies and exposure to alternative assets. The Federal Reserve’s statements indicating its willingness to implement a second round of quantitative easing in the U.S. resulted in persistent selling of the greenback, which in turn put a floor under the gold market.

Other market sectors did not reveal significant trends and did not have a substantial influence on this month’s overall positive performance.

For the month of September 2010, Series A-1 gained 9.83%, Series A-2 gained 9.93%, Series B-1 gained 11.47%, and Series B-2 gained 11.65%, each net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. — SERIES A-1
SEPTEMBER 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2010)

STATEMENT OF INCOME

September 2010

Investment income, interest	$453

Expenses
Management fee	14,743
Ongoing offering expenses	—
Operating expenses	4,914
Selling Commissions	13,106
Other expenses	25
Incentive fee	—
Brokerage commissions	10,360
Total expenses	43,148

Net investment gain (loss)	(42,695)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	253,626
Net change in unrealized appreciation (depreciation) on futures and forward contracts	489,596

Net gain(loss) on investments	743,222

Net increase (decrease) in net assets from operations	$700,527

STATEMENT OF CHANGES IN NET ASSET VALUE

September 2010

Net assets, beginning of period	$6,700,931

Net increase (decrease) in net assets from operations	700,527
Capital share transactions
Issuance of shares	441,800
Redemption of shares	(12,392)

Net increase(decrease) in net assets from capital share transactions	429,408
Net increase(decrease) in net assets	1,129,934

Net assets, end of period	$7,830,866

NAV Per Unit, end of period	$1,331.82

SUPERFUND GOLD, L.P. — SERIES A-2
SEPTEMBER 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2010)

STATEMENT OF INCOME

September 2010

Investment income, interest	$132

Expenses
Management fee	4,301
Ongoing offering expenses	—
Operating expenses	1,434
Other expenses	7
Incentive fee	1,658
Brokerage commissions	3,022
Total expenses	10,422

Net investment gain (loss)	(10,290)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	73,992
Net change in unrealized appreciation (depreciation) on futures and forward contracts	142,739

Net gain(loss) on investments	216,730

Net increase (decrease) in net assets from operations	$206,440

STATEMENT OF CHANGES IN NET ASSET VALUE

September 2010

Net assets, beginning of period	$2,014,603

Net increase (decrease) in net assets from operations	206,440
Capital share transactions
Issuance of shares	105,000
Redemption of shares	(40,367.90)

Net increase(decrease) in net assets from capital share transactions	64,632
Net increase(decrease) in net assets	271,073

Net assets, end of period	$2,285,676
NAV Per Unit, end of period	$1,416.78

SUPERFUND GOLD, L.P. — SERIES B-1
SEPTEMBER 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2010)

STATEMENT OF INCOME

September 2010

Investment income, interest	$342

Expenses
Management fee	11,496
Ongoing offering expenses	—
Operating expenses	3,832
Selling Commissions	10,219
Other expenses	142
Incentive fee	—
Brokerage commissions	11,555
Total expenses	37,244

Net investment gain(loss)	(36,902)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	268,589
Net change in unrealized appreciation (depreciation) on futures and forward contracts	396,382

Net gain(loss) on investments	664,972

Net increase (decrease) in net assets from operations	$628,070

STATEMENT OF CHANGE IN NET ASSET VALUE

September 2010

Net assets, beginning of period	$5,267,369

Net increase (decrease) in net assets from operations	628,070
Capital share transactions
Issuance of shares	219,667
Redemption of shares	(9,492)

Net increase (decrease) in net assets from capital share transactions	210,175
Net increase(decrease) in net assets	838,245

Net assets, end of period	$6,105,613

NAV Per Unit, end of period	$1,067.95

SUPERFUND GOLD, L.P. — SERIES B-2
SEPTEMBER 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2010)

STATEMENT OF INCOME

September 2010

Investment income, interest	$213

Expenses
Management fee	7,165
Ongoing offering expenses	—
Operating expenses	2,388
Other expenses	88
Incentive fee	—
Brokerage commissions	7,202
Total expenses	16,844

Net investment gain(loss)	(16,631)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	167,404

Net change in unrealized appreciation (depreciation) on futures and forward contracts	247,054
Net gain(loss) on investments	414,458

Net increase (decrease) in net assets from operations	$397,827

STATEMENT OF CHANGE IN NET ASSET VALUE

September 2010

Net assets, beginning of period	$3,363,990

Net increase (decrease) in net assets from operations	397,827
Capital share transactions
Issuance of shares	50,000
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	50,000
Net increase(decrease) in net assets	447,827

Net assets, end of period	$3,811,817
NAV Per Unit, end of period	$1,100.58

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.